Vital Farms Sets $2 Billion Net Revenue Target for 2030;

To Host Investor Day in Springfield, Missouri

AUSTIN, TX – December 16, 2025 – Vital Farms (Nasdaq: VITL), a Certified B Corporation that offers a range of ethically produced foods nationwide, updated its long-term financial targets and plans to provide additional detail at its Investor Day presentation later today.

“We see a clear multi-year path toward $2 billion in Net Revenue by 2030 and 15% to 17% adjusted EBITDA margins by 2030, with Gross Margins of 35+% between 2025 and 2030. As we continue to drive increased brand awareness, expand household penetration and brand loyalty, deepen distribution, and continue scaling our supply chain, we believe Vital Farms is well-positioned to deliver durable, profitable growth,” said Russell Diez-Canseco, Vital Farms’ President and CEO.

“Over the past year, we’ve strengthened every part of our business — from supply and production to brand awareness and retail execution, laying the foundation for sustainable, long-term, profitable growth,” Diez-Canseco concluded.

Update on Long-Term Financial Targets

Vital Farms is establishing 2030 as its new long-term planning horizon. Management expects to deliver the following by 2030:

•
Annual Net Revenue of $2 billion in its current categories.
•
Gross Margin of 35+% between 2025 and 2030.
•
Adjusted EBITDA Margin between 15% and 17%.

Update on Fiscal 2025 Outlook

•
For the full fiscal year 2025, management now expects Net Revenue of $755 to $765 million. This reflects a temporary disruption in returning to regular order patterns following the company’s enterprise resource planning (ERP) system transition at the beginning of the fourth quarter of 2025.
•
Management continues to expect Adjusted EBITDA of more than $115 million for the full fiscal year 2025, reflecting disciplined expense management.
•
Finally, management narrowed the expected fiscal year 2025 capital expenditures to a range of $80 to $90 million.

Initial 2026 Net Revenue Outlook

•
Management’s initial outlook for 2026 Net Revenue is $930 to $950 million, representing ~24% year over year growth at the midpoint of the revised 2025 guidance and 2026 initial outlook. Management will provide actual 2026 guidance in conjunction with the Q4 2025 earnings release in February 2026.

Update on ERP Transition

•
Effective December 5, Vital Farms exited the ‘hypercare’ phase of its ERP transition project, marking the return to normal operations that leverage the new IT system and capabilities.

Update on Vital Crossroads (VXR), Vital Farms’ new processing facility in Seymour, IN

•
Vital Farms debuted the name of its previously announced new facility in Seymour, Indiana as Vital Crossroads (VXR), which reflects Indiana’s state motto, the “Crossroads of America.” This new facility represents a critical unlock to deliver the company’s new long-term targets. VXR is expected to be operational in 2027.

Webcast Details

Vital Farms will host a webcast beginning at 9:30 a.m. ET with members of its senior leadership team. The presentation will review updates across the business including an update on long-term financial targets. Register here to access the webcast. Alternatively, participants can access the live webcast on the Vital Farms Investor Relations website at https://investors.vitalfarms.com under “Events.”

About Vital Farms

Vital Farms (Nasdaq: VITL) is a Certified B Corporation that offers a range of ethically produced foods nationwide. Started on a single farm in Austin, Texas, in 2007, Vital Farms is now a national consumer brand that works with 575 small farms and is the leading U.S. brand of pasture-raised eggs by retail dollar sales. Vital Farms’ ethics are exemplified by its focus on the humane treatment of farm animals and sustainable farming practices. In addition, as a Delaware public benefit corporation, Vital Farms prioritizes the long-term benefits of each of its stakeholders, including farmers and suppliers, customers and consumers, communities and the environment, and crew members and stockholders. Vital Farms’ products, including shell eggs, butter, hard-boiled eggs, and liquid whole eggs, are sold in more than 23,500 stores nationwide. Vital Farms pasture-raised eggs can also be found on menus at hundreds of foodservice operators across the country. For more information, visit https://vitalfarms.com/.

Forward-Looking Statements

This press release and the earnings call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Vital Farms’ market opportunity, anticipated growth, the effect of prior or future expansions of Vital Farms’ processing facilities on its future revenue, and future financial performance, including management’s outlook for fiscal year 2025 and management’s long-term outlook, including Vital Farms’ ability to achieve its $1 billion net revenue target by 2027 and its $2 billion net revenue target by 2030. These forward-looking statements are based on Vital Farms’ current assumptions, expectations, and beliefs and are subject to substantial risks, uncertainties, assumptions, and changes in circumstances that may cause Vital Farms’ actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to: Vital Farms’ expectations regarding its revenue, expenses, and other operating results; Vital Farms’ ability to sustain or increase its profitability; Vital Farms’ expectations regarding its future growth in the foodservice channel; specifications and timing regarding Vital Farms’ planned egg washing and packing facility, Vital Crossroads (VXR), in Seymour, Indiana, and the impacts of prior or future expansions of such facilities on Vital Farms’ future revenue and farm network; future investments in its business, anticipated capital expenditures and estimates regarding capital requirements; Vital Farms’ ability to effectively manage its growth; and the growth rates of the markets in which Vital Farms competes.

These risks and uncertainties are more fully described in Vital Farms’ filings with the Securities and Exchange Commission (SEC), including in the sections entitled “Risk Factors” in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2025, and other filings and reports that Vital Farms may file from time to time with the SEC. Moreover, Vital Farms operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for management to predict all risks, nor can Vital Farms assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Vital Farms may make. In light of these risks, uncertainties, and assumptions, Vital Farms cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. Vital Farms disclaims any obligation to update forward-looking statements except as required by law.

Media:

Reid Schwartz

Reid.Schwartz@vitalfarms.com

Investors:

Brian S. Shipman, CFA

Brian.Shipman@vitalfarms.com